SECOND REVISED CODE OF ETHICS
                            (ADOPTED AUGUST 24, 2000)
                            THE JAMES ADVANTAGE FUNDS
                         JAMES INVESTMENT RESEARCH, INC.


A.   INTRODUCTION
     ------------

     Rule 17j-1 under the Investment Company Act of 1940 (the "Act") requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. The James Advantage Funds (the "Trust") is registered as an open-end management investment company under the Act. James Investment Research, Inc. (the "Adviser") is the investment adviser of the Trust. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of the Trust and the Adviser.

     This Code of Ethics is based on the principle that the officers, directors, trustees and employees of the Trust and the Adviser have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the "Code") and to do so in a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to the Trust. Although it is not prohibited by this Code, day trading by officers, directors, trustees and employees of the Trust and the Adviser is not encouraged.

B.   DEFINITIONS
     -----------

     1. "Access Person" means (i) any employee, director, trustee or officer of the Trust or the Adviser, (ii) any employee of any company in a control relationship to the Trust or the Adviser, who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust or whose principal function or duties relate to the making of any recommendation to the Trust regarding the purchase or sale of securities and (iii) any natural person in control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "Access Person" simply by virtue of the following: normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The

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          Compliance  Officer for the Trust and the Adviser is  responsible  for determining who are Access Persons and maintaining a list of such persons.

     2. A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

     3. "Beneficial ownership" means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. "Beneficial Ownership" includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person's family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

     4. The "Compliance Officer" of the Trust and the Adviser is Thomas L. Mangan. In his absence, and with respect to the transactions of Thomas
          L. Mangan, Barry R. James will act as the Compliance Officer of the Trust and the Adviser.

     5. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     6. "Disinterested trustee" means a trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

     7. "Equivalent security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

     8. "Immediate family" of an individual means any of the following persons who reside in the same household as the individual:

               child           grandparent       son-in-law
               stepchild       spouse            daughter-in-law
               grandchild      sibling           brother-in-law
               parent          mother-in-law     sister-in-law
               step-parent     father-in-law

          Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

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     9.   "Purchase or sale of a security"  includes,  without  limitation,  the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

     10. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and other liquid, high-quality money market instruments.

          Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

C.   PRE-CLEARANCE REQUIREMENTS
     --------------------------

     All Access Persons shall clear in advance through the Compliance Officer any purchase or sale, direct or indirect, of any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The Compliance Officer shall retain written records of such clearance requests.

     The Compliance Officer will not grant clearance for any purchase or sale of a Security on the same day the Security is being considered for purchase or sale or being purchased or sold by the Trust. If the Security proposed to be purchased or sold by the Access Person is an option, clearance will not be granted if the securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above.

     The Compliance Officer may refuse to preclear a transaction if he deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

     Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on that trading day, or (2) the Access Person learns that the information provided to the Compliance Officer in such Access Person's request for clearance is not accurate. If an Access Person places an order for a transaction on a trading day but such order is not executed on that trading day (e.g., a limit order), clearance needs to be reobtained. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

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D.   EXEMPTED TRANSACTIONS
     ---------------------

     The pre-clearance requirements in Section C of this Code shall not apply to:

     1. Purchases or sales which are non-volitional on the part of either the Access Person or the Trust.

     2.   Purchases which are part of an automatic dividend reinvestment plan.

     3. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     4.   Writing of covered call options.

     5. Purchases or sales by (1) a disinterested trustee or a member of his or her immediate family, or (2) a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser or a member of his or her immediate family.

     6. Purchases or sales of debt obligations issued by or on behalf of states and municipalities and other qualifying issuers which pay interest that is exempt from federal and/or state income tax.

     7. Purchases or sales of obligations issued or guaranteed by an agency or instrumentality of the Government of the United States.

     8. Purchases or sales by any limited partnership or investment pool for which the Adviser or an affiliated person of the Adviser provides investment management services, or by any account managed by the Adviser for the purpose of developing a new product.

E.   PROHIBITED ACTIONS AND TRANSACTIONS
     -----------------------------------

     Notwithstanding a grant of clearance under Section C hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section. The prohibitions of paragraphs 1 through 7 of this Section do not apply to any limited partnership or investment pool for which the Adviser or an affiliated person of the Adviser provides investment management services or to any account managed by the Adviser for the purpose of developing a new product. The prohibitions of paragraph 1 through 7 of this Section also do not apply to disinterested trustees and members of their immediate families or to persons whose only affiliation with the Trust and the Adviser is as a director of the Adviser and members of their immediate families.

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     1.   An Access  Person  shall not  acquire,  for any  account in which such
          Access Person has a beneficial ownership interest, any common stock or security convertible into common stock in an initial public offering.

     2. An Access Person shall not execute a Securities transaction on a day during which the Trust has a pending buy or sell order in that same Security or an equivalent Security. An Access Person shall disgorge any profits realized on trades within such period to the applicable Fund. The prohibitions of this paragraph 2 shall not apply to disinterested trustees and members of their families or persons whose only affiliation with the Trust and the Adviser is as a director of the Adviser and members of their immediate families, unless such trustee or director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee or director, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee or director, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

     3. An Access Person shall not accept from any person or entity that does or proposes to do business with or on behalf of the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by an Access Person is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or less if received in the normal course of business.

     4. An Access Person shall not serve on the board of directors of publicly traded companies, absent prior authorization from Dr. Francis E. James, Jr. Dr. James will not serve on the board of directors of any publicly traded companies, absent prior authorization from the Compliance Officer. However, any directorships held by an Access Person as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. Dr. James will grant authorization only if it is determined that the board service would not be inconsistent with the interests of the Trust. In the event board service is authorized, such individuals serving as directors shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a firewall policy or investment restrictions.

     5. An Access Person shall not acquire a security in a private placement, absent prior authorization from the Compliance Officer. The Compliance Officer will not grant clearance for the acquisition of a security in a private placement if it is determined that the investment opportunity should be reserved for the Trust or that the opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual's position with the Adviser or the Trust (as applicable). The Compliance Officer shall maintain a permanent record of all authorizations for acquisition of a private placement, which record shall include a statement concerning why authorization was given. An individual who has been granted clearance to acquire securities in a private placement shall disclose such

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          investment when  participating  in a subsequent  consideration  by the
          Trust of an investment in the issuer. A subsequent decision by the Trust to purchase such a security shall be subject to independent review by investment personnel with no personal interest in the issuer.

     6. An Access Person shall not purchase during the underwriting of the security any common stock or security convertible into common stock which, due to its public demand in relation to the amount offered, is likely to increase in value (i.e. "hot issue").

     7. An Access Person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

     8. An Access Person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (anti-market manipulation).

     9. An Access Person shall not cause or attempt to cause the Trust to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such Access Person or his or her immediate family. If an Access Person or his or her immediate family stands to materially benefit from an investment decision for the Trust that the Access Person is recommending or in which the Access Person is participating, the Access Person shall disclose to the persons with authority to make investment decisions for the Trust, any beneficial ownership interest that the Access Person or his or her immediate family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or his or her immediate family or the appearance of impropriety.

     10.  Political Contributions (Pay-to-Play)

          a. "Pay-to-Play" is defined as one or more political contributions by the Adviser or an officer of the Adviser to a person holding public office, running for public office, or to a committee formed for that end, for the purpose of obtaining or retaining advisory contacts with governmental entities.

          b. "Pay-to-Play" or other political contributions made in exchange for advisory business are prohibited. However, this Code does not prohibit participation in the political process. Rather, this Code refers to a contribution with a clear advisory quid pro quo.

          c. If an officer is uncertain whether a proposed contribution violates this prohibition, the officer should seek advice from the President of the Adviser or the Compliance Officer of the Adviser.

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F.   REPORTING
     ---------

     1. Each Access Person, except a disinterested trustee of the Trust or a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser, shall arrange for the Compliance Officer to receive directly from the broker-dealer effecting a transaction in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, duplicate copies of each confirmation for each securities transaction and periodic account statements for each brokerage account in which such Access Person has any beneficial ownership interest.

     2. Each Access Person shall report to the Compliance Officer no later than 10 days after the end of each calendar quarter the information described below with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such Access Person does not have any direct or indirect influence.

          a.   The date of the transaction and the name of the Security;

          b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

          c. The name of the broker, dealer or bank with or through whom the transaction was effected.

          Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

          Each Access Person shall also report to the Compliance Officer no later than 10 days after the end of each quarter the name of any covered securities account established by the Access Person during the quarter and the date the account was established.

     3. Each Access Person shall upon commencement of employment and annually thereafter verify in writing that all transactions in any Security in which such Access Person has, or by reason of such transaction has acquired, any direct or indirect beneficial ownership in the Security have been reported to the Compliance Officer. If an Access Person had no transactions during the year, such Access Person shall so advise the Compliance Officer. The reporting requirements of this paragraph 3 do not apply to disinterested trustees of the Trust or persons whose only affiliation with the Trust and the Adviser is as a director of the Adviser.

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     4.   Each Access Person shall, within 10 days of commencement of employment or being designated an Access Person, and annually thereafter, be required to disclose the following information to the Compliance
          Officer:

          a.   his or her current personal Securities holdings and

          b.   all covered securities accounts held in his or her name.

          This Annual Holdings Report must contain information correct as of a date no more than 30 days before the Report is submitted.

     5. A disinterested trustee of the Trust or a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser need only report a transaction in a Security if such trustee or director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee or director, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee or director, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

     6. The Adviser or the Trust may, in its discretion, require an Access Person to disclose in connection with a report, recommendation or decision of such Access Person to purchase or sell a Security any direct or indirect beneficial ownership by such person of such Security.

     7. The Compliance Officer will report to the Board of Trustees of the Trust on a quarterly basis as to any violations of the Code of Ethics.

     8. At least annually, the Compliance Officer shall report in writing to the Board of Trustees:

          a. a description of all issues that arose during the previous year under the Code; and

          b. information regarding material Code violations and sanctions imposed in response to the material violations; and

          c. that the Trust and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

G.   CONFIDENTIALITY OF TRANSACTIONS AND INFORMATION
     -----------------------------------------------

     1. Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by the Trust, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust and shall not disclose any such confidential information

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          without prior consent from the Compliance Officer. Notwithstanding the
          foregoing,   the  holdings  of  the  Trust  shall  not  be  considered
          confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

     2. Access Persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with the Trust or the Adviser.

H.   SANCTIONS
     ---------

     Upon discovering a violation of this Code, the Board of Trustees of the Trust or the Board of Directors of the Adviser (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust and the Board of Directors of the Adviser.

I.   CERTIFICATION OF COMPLIANCE
     ---------------------------

     Each Access Person, except a disinterested trustee or a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

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